Exhibit 10.15

AMENDMENT TO THE EMPLOYMENT AGREEMENT

by and between

DRILLING TOOLS INTERNATIONAL, INC. AND

WAYNE PREJEAN

W I T N E S S E T H

WHEREAS, Drilling Tools International, Inc., a Louisiana corporation (the “Company”), and Wayne Prejean (the “Employee”) have entered into that certain Employment Agreement effective as of April 1, 2017 (the “Agreement”); and

WHEREAS, pursuant to Section 5.9 of the Agreement, the Agreement may be amended from time to time upon such amendment being approved by the Board of Directors of the Company and upon the execution of such amendment by the Company and the Employee; and

WHEREAS, the Company and Employee desire to amend the Agreement as provided below.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein and in the Agreement, the Company and Employee agree as follows:

1.

The second Recital beginning with the term “WHEREAS” in the Agreement in which “Purchase Agreement” is defined is hereby deleted from the Agreement, and any covenant, obligation, or consideration related to the Purchase Agreement found in the Agreement is void and is of no force or effect.

2.	Effective as of the date hereof, Section 2.6 of the Agreement is amended in its entirety as follows:

“2.6	Employment Benefits.

(a)        Employee shall be entitled to payment by the Company of the premium for Employee’s health insurance under the Company’s group health plan, four (4) weeks of vacation per year, sick pay, other paid and unpaid days off from work and other benefits made available to other executive officers of the Company (the “Benefits”) pursuant to policies and/or plans adopted from time to time by the Company, which Benefits will, when appropriate, be prorated in any calendar year during which the Employee is employed for less than the entire year (with such proration to be based on the number of days in such calendar year during which he is employed by the Company). If available on commercially reasonable terms, Employee shall be the beneficiary of a disability income insurance policy paid for by the Company that provides for annual income in an amount equal to the Base Salary. The Company shall provide Employee with a Company vehicle or vehicle allowance (i) suitable for Employee’s position and responsibilities as set forthherein, (ii) in accordance with the Company’s vehicle policy and (iii) as approved by the President of the Company. Except as otherwise specifically provided in this Agreement, Employee is not entitled to any fringe benefits, additional compensation or perquisites including, without limitation, reimbursement for personal expenses, health club membership and spousal compensation. Employee shall be responsible for payment of the premium for health insurance coverage for his spouse and dependents under the Company’s group health plan. Notwithstanding anything in this Agreement to the contrary, the Company shall not by reason of this Agreement be obligated to institute, maintain or refrain from changing, amending or discontinuing, any benefit plan or program, so long as such changes are similarly applicable to employees of the Company generally.

(b)        To further clarify and define the disability income insurance policy benefits set forth above in Section 2.6(a), the Company shall provide a long-term disability benefit to the Employee for a period of one hundred and four weeks (104) commencing on the date that benefits under the Company’s thirteen week (13) short-term disability plan expire in an amount which would provide an annual income to the Employee equal to the Employee’s Base Salary at the time he becomes disabled (as determined under the Company’s Short-Term and Long-Term Liability Plans (and a pro rata amount of the Base Salary for any shorter period) (“Disability Benefits”). If the long-term disability insurance policy providing payments under the Company’s Long-Term Disability Plan (“Long-Term Disability Plan Payments”) do not provide an annual benefit equal to the Disability Benefits, then the Company shall pay the difference between the Disability Benefits and the payments under the Long-Term Disability Plan Payments from the Company’s general funds and such payments will be made at the same time the Long-Term Disability Plan Payments are made.”

IN WITNESS WHEREOF, this Amendment to the Employment Agreement by and between Drilling Tools International, Inc. and Wayne Prejean, is signed by a duly authorized officer or Board member of the Company and the Employee on the date set forth below his/her name, and shall be effective on the date reflected below.

Date:	2/19/18	DRILLING TOOLS INTERNATIONAL, INC.

/s/ R. Wayne Prejean
R. Wayne Prejean
President and CEO

Date:	2/19/18	EMPLOYEE

/s/ R. Wayne Prejean
R. Wayne Prejean